                                                                     Exhibit 4.4

SUBSCRIPTION AGREEMENT dated 23 March 2000

PARTIES:

(1) THE DIALOG CORPORATION PLC a company registered in England under Number 1890236 whose registered office is at The Communications Building, 48 Leicester Square, London WC2H 7DB (Dialog).

(2) JIYU HOLDINGS LIMITED a company registered in British Virgin Islands under number 135971 whose registered office is at Omar Hodge Building, Wickhams Cay, Road Town, Tortola, British Virgin Islands (Jiyu)

WHEREAS

Dialog wishes to raise additional capital by the issue of shares upon and subject to the terms of this Agreement.

IT IS AGREED as follows:

1. Subject to the satisfaction of the conditions set out in clause 3, Jiyu shall subscribe for either of:

        1.1 such number of new ordinary shares of 1p each in the capital of Dialog (excluding fractions) whose value (ascertained by reference to clause 2) shall be nearest to but not less than (pound)12,000,000; or

        1.2 up to 10 million ordinary shares of 1p each in the capital of Dialog at a price per share calculated in accordance with clause 2, provided that the total subscription price of such ordinary shares exceeds (pound)12,000,000 such shares being referred to below as the "New Shares". The decision to elect for either of 1.1 or 1.2 shall be at the option of Jiyu.

2. For the purposes of clause 1, the value of each of the New Shares shall be a sum equal to the closing price of an ordinary share of 1p in the capital of Dialog on the day on which the Exchange is open for business immediately preceding the date of the announcement made by Dialog to the Exchange announcing that final terms have been agreed for the disposal referred to in clause 3.1 ascertained by reference to the Daily Official List of the Exchange, less a discount of 5%.

3.      The obligations of Jiyu under clause 1 are conditional upon:

        3.1 the completion of the disposal by Dialog of its Information Services Division to The Thomson Corporation of Canada or one of its subsidiaries ("Thomson") for a consideration (the "Sale Proceeds") of not less than US$250,000,000;

        3.2 Dialog providing such evidence as Jiyu may reasonably require that Dialog has satisfied its obligation under clause 11 to repay its senior indebtedness;

        3.3     the creation by Dialog of an internet/e-commerce incubator fund;

        3.4 the passing of all the necessary resolutions by the shareholders of Dialog to permit the issue of the New Shares;

        3.5 admission of the New Shares to the Official List of the Exchange ("Admission");

        3.6 the Warranties (as defined below) remaining true and accurate in all material aspects, at all times up to and including Completion (as defined below); and

        3.7 Thomson having entered into an agreement with Dialog to subscribe for ordinary shares in Dialog having an aggregate subscription price of not less than US$15,000,000 completion of which is required to take place on the same date as Completion all by not later than 5 June 2000, or such later date as the parties may agree in writing

4. If any condition referred to in clause 3 is not satisfied in accordance with its terms or becomes incapable of satisfaction, then this Agreement shall automatically terminate and become null and void and neither party shall have any claim against the other for any costs, damages, compensation or otherwise under this Agreement except as regards any breach of any provision of this Agreement which has occurred before termination; provided that Jiyu may waive any of the conditions referred to in clauses 3.1, 3.2, 3.3, 3.6 and 3.7 above

5. Dialog shall use its reasonable endeavours to procure that each condition referred to in clause 3 is satisfied as soon as reasonably practicable and in any event by the date mentioned in the clause. Dialog undertakes to Jiyu to procure that the resolution by the shareholders of Dialog which will be required to approve the disposal referred to in clause 3.1 shall be conditional upon the passing of the resolutions referred to in clause 3.4

6. Completion of the subscription ("Completion") shall take place as soon as reasonably practicable (and in any event not later than 2 business days) after the satisfaction of the last to be satisfied of the conditions set out in clause 3 when:

        6.1 Dialog shall allot the New Shares (conditionally only on Admission) to Jiyu fully paid pursuant to a resolution of its directors or of a duly authorised committee of its directors;

        6.2 Dialog shall deliver to Jiyu a certified copy of the resolution referred to at clause 6.1;

        6.3 subject to Admission, Jiyu shall transfer or procure the transfer of the subscription price for the New Shares, such payment to be made to Dialog's account previously notified in writing to Jiyu in cleared funds for value that day.

7. Dialog shall procure the registration of Jiyu as the holder of the New Shares promptly and in any event within 2 business days following the receipt by Dialog of the payment to be made pursuant to clause 6.3 (without registration fee) and shall procure that a definitive certificate in respect of the New Shares is despatched to Jiyu as soon as reasonably practicable following Completion and in any event within 3 business days following Completion.

8. The New Shares, when issued, will rank pari passu in all respects with the existing ordinary shares of Dialog then in issue including the right to receive all dividends and other distributions declared, made or paid after the date hereof.

9. Dialog will make an application to the Exchange for Admission and will use all reasonable endeavours to obtain Admission as soon as reasonably practicable following the holding of the Extraordinary General Meeting of Dialog held to approve the resolutions referred to in clause 3.4. Dialog will supply all such information, give all such undertakings, execute all such documents, pay all such fees and do or procure to be done all such things as may be necessary or reasonably required by the Exchange for the purpose of obtaining Admission.

10. While it continues to hold not less than 70% of the new Shares, Jiyu shall be entitled to nominate a representative to sit on the investment committee of the fund referred to in clause 3.2. Such representative shall enjoy the same rights and privileges as other representatives on the investment committee.

11. Dialog undertakes to Jiyu to use the proceeds of the disposal of its Information Services division, less the costs and expenses incurred by it in connection with such disposal, to repay in full the indebtedness due to the banks under its senior secured loan facilities and to repay at least 85% of the indebtedness due in respect of its high-yield bonds (such senior indebtedness and 85% of high-yield indebtedness amounting in total to not less than $247,439,000). Such repayments shall be made as soon as reasonably practicable.

12. Dialog undertakes that it will not issue any shares or enter into any agreements, options or other arrangements for the issue of shares or securities convertible into shares in Dialog prior to Completion other than (a) the exercise or grant of officers' or employees' share or ADR options in accordance with the terms of Dialog's existing share or ADR option schemes, (b) the issue of shares to Thomson Canada representing not more than 15% of the issued share capital of Dialog at Completion (ignoring the subscription provided for in this Agreement), (c) any issue of shares for a non-cash consideration that does not require shareholder approval under the terms of the Listing Rules of the Exchange and (d) any issue of shares made pursuant to any agreement or binding commitment entered into by Dialog prior to 6 March 2000 which has been subject to an announcement to the Exchange or is referred to in the Report and Accounts as defined in clause 14.2.

13. Dialog hereby warrants and represents to and for the benefit of Jiyu in the terms of the warranties contained in the schedule to this Agreement (the "Warranties") and acknowledges and accepts that Jiyu is entering into this Agreement in reliance upon each of the Warranties each of which is given on the basis that it will remain true and accurate from 6 March 2000 up to and including Completion. Dialog shall promptly disclose in writing to Jiyu any matter or thing which may arise or become known to Dialog after the date hereof and before Completion which is in breach of any of the Warranties.

14.  The following provisions shall apply in relation to the Warranties:

     14.1 No fact or circumstance shall give rise to a claim in damages against Dialog or a right to terminate or rescind this Agreement for breach of any of the Warranties unless such fact or circumstance materially adversely affects the interests of Jiyu in the context of the subscription provided for in this Agreement.

     14.2 The Warranties are given subject to the matters fairly disclosed in the published annual report and audited accounts of Dialog and its subsidiaries ("Group") as at and for the financial period ended on 31 December 1998 ("Report and Accounts"), the interim statement of the Group for the six months ended 30 June 1999, the documents supplied to Jiyu or its advisers prior to 6 March 2000 in the course of the negotiations leading up to this Agreement and each announcement made by or on behalf of Dialog to the Exchange since the date of publication of the Report and Accounts and prior to 6 March 2000.

     14.3  The liability of Dialog in respect of claims under the Warranties:

           (a) shall not arise unless the amount of the claim exceeds (pound)100,000, in which case the Company shall be liable for the whole amount of such claim and not merely the excess;

           (b) shall not exceed an aggregate sum equal to the total subscription price for the New Shares;

           (c) shall terminate on 31 August 2001 except in respect of any claim of which notice in writing is given to Dialog before that date.

15. Dialog undertakes to Jiyu that it will not claim payment under any undertaking or arrangement for payment of the subscription price for the New Shares unless and until it is entitled to receive such payment under the terms of this Agreement and Dialog will indemnify Jiyu in respect of any costs, claims, expenses, obligations, losses or liabilities suffered or incurred by Jiyu in connection with any breach of this clause 15.

16. This Agreement shall be governed by and construed in accordance with English Law and the parties submit to the non-exclusive jurisdiction of the English Courts.

17. This Agreement and the rights and obligations under it may not be assigned or transferred in whole or in part but is binding upon and shall enure for the benefit of the parties' successors in title.

18. Each party shall pay its own costs and expenses incurred in relation to the negotiation, preparation and implementation of this Agreement.

19. This Agreement shall supersede any previous agreement between the parties in relation to the subject matter of this Agreement and shall represent the entire agreement between the parties in relation to such subject matter and none of the provisions of this Agreement may be varied except by a written instrument signed by or on behalf of both parties.

20. The failure by any party at any time to require performance by the other party or to claim a breach of any term of this Agreement shall not be deemed to be a waiver of any right under this Agreement and no waiver of any provision of this Agreement shall be effective unless made in writing by the party granting the waiver.

21. No announcement or publicity or disclosure to any third party relating to any matter referred to in this Agreement shall be made or issued by either party without the prior approval of the other party other than as required by law or by the rules of any regulatory organisation to which either of the parties may be subject (in which case the parties shall consult with each other on the form of the announcement).

SIGNED by the parties on the date specified at the beginning of this Agreement.

SIGNED by a duly authorised officer       )
for and on behalf of THE DIALOG           )
CORPORATION PLC in the                    )   /s/ [ILLEGIBLE]
presence of:-                             )

/s/ Kristin Talvitie

/s/ Kristin Talvitie

SIGNED by a duly authorised officer       )
for and on behalf of JIYU                 )
HOLDINGS LIMITED in the                   )   /s/ [ILLEGIBLE]
presence of:-                             )

                             SCHEDULE: Warranties

Dialog hereby warrants and represents to and for the benefit of Jiyu as set out in the following paragraphs of this Schedule:

1.   Capacity and Issue
     ------------------

1.1  Capacity

     Dialog has full power and authority to enter into and perform this Agreement, and may execute and deliver this Agreement and, subject to the passing of the resolutions referred to in clause 3.4, perform its obligations under this Agreement without requiring or obtaining the consent of its shareholders or of any other person, authority or body and this Agreement constitutes valid and binding obligations of Dialog in accordance with its terms.

1.2  Issue

     The New Shares will on issue be fully paid up and free from any interest or equity of any person (including any right to acquire, option or right of pre-emption), any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by law), title retention or other security agreement or arrangement. The New Shares will rank pari passu in all respects with the existing ordinary shares in Dialog including the right to receive all dividends and other distributions disclosed, made or paid after 6 March 2000.

2.   Dialog's Constitution
     ---------------------

2.1  Options etc.

     No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale, transfer or conversion of any share or loan capital of Dialog under any option or other agreement (including conversion rights and rights of pre-emption) other than (i) any new issue of shares in the capital of Dialog made (a) pursuant to any agreement or binding commitment entered into by Dialog prior to 6 March 2000 which has been subject to an announcement to the Exchange or is referred to in the Report and Accounts as defined in clause
     14.2 or (b) for a non-cash consideration that does not require shareholder approval under the terms of the Listing Rules of the Exchange and (ii) the exercise or grant of officers' or employees' share or ADR options in accordance with the terms of Dialog's existing share or ADR option schemes.

2.2  Memorandum and Articles

     The copy of the memorandum and articles of association of Dialog provided to Jiyu is true and complete and has embodied therein or annexed thereto a copy of every resolution or agreement as is required by law to be embodied in or annexed to it, and sets out completely the rights and restrictions attaching to each class of authorised share capital of Dialog. No shareholders of Dialog have any rights, in their capacity as such, in relation to Dialog other than as set out in the Articles of Association of Dialog.

2.3  Share capital

     Dialog is a public company limited by shares incorporated under the Companies Act 1985. As at 6 March 2000 Dialog had an authorised share capital of (Pound)1,998,270 divided into 199,827,000 ordinary shares of 1p each of which 155,190,112 shares were in issue fully paid (the "Existing

     Shares"). The Existing Shares are admitted to the Official List of London Stock Exchange Limited (the "Exchange").

3.   Dialog and the law
     ------------------

3.1  Compliance with laws

     Dialog has conducted its business in all material respects in accordance with all applicable laws and regulations of the United Kingdom and any relevant foreign country or authority and there is no order, decree or judgement of any court or any governmental or other competent authority or agency of the United Kingdom or any foreign country outstanding against Dialog or any person for whose for whose acts Dialog is vicariously liable which may have a material adverse effect upon the assets or business of Dialog.

3.2  Breach of statutory provisions

     Neither Dialog, nor, so far as it is aware, any of its officers, agents or employees (during the course of their duties in relation to Dialog) have committed, or omitted to do, any act or thing the commission or omission of which is in contravention of any Act, Order, Regulation, or the like in the United Kingdom or elsewhere which is punishable by fine or other penalty and no notice or communication has been received with respect to any alleged, actual or potential violation of or failure to comply with, any of the same.

3.3  Litigation

     Dialog is not engaged in and has not been threatened in writing with any litigation or arbitration or administrative or criminal proceedings which materially adversely affect the financial position of Dialog and so far as Dialog is aware there are no facts or circumstances likely to give rise to any such litigation or arbitration or administrative or criminal proceedings.

3.4  Licenses etc

     (A) All licenses, consents, permits, approvals and authorisations (public and private) which are material to the ability of Dialog to carry on effectively any aspect of its business in the places and in the manner in which such business is now carried on have been obtained by Dialog and all such licences, consents, permits, approvals and authorisations are in full force and effect.

     (B) The utilisation of any of the assets of Dialog or the carrying on of any aspect of Dialog's business is not in breach of any of the terms and conditions of any of such licences, consents, permits, approvals and authorisations.

4.   Dialog's solvency
     -----------------

4.1  Winding-up

     No order has been made, petition presented or resolution passed for the winding up of Dialog or any subsidiary of Dialog and no meeting has been convened for the purpose of winding up Dialog or any subsidiaries of Dialog.

4.2  Administration and receivership

     No steps have been taken for the appointment of an administrator or receiver (including an administrative receiver) of all or any part of Dialog's assets.

4.3   Compositions

      Neither Dialog nor any subsidiary of Dialog has made or proposed any arrangement or composition with its creditors or any class of its creditors.

4.4   Insolvency

      Neither Dialog nor any subsidiary of Dialog is or is deemed for the purposes of s.123 Insolvency Act 1986 unable to pay its debts as they fall due and neither Dialog nor any subsidiary of Dialog has stopped paying its debts as they fall due.

4.5   Unsatisfied judgments

      No distress, execution or other process been levied against Dialog or any subsidiary of Dialog or action taken to repossess goods in Dialog's or any subsidiary or Dialog's possession which has not been satisfied in full. No unsatisfied judgment is outstanding against Dialog or any subsidiary of Dialog.

4.6   Floating charges

      No floating charge created by Dialog or any subsidiary of Dialog has crystallised and there are no circumstances likely to cause such a floating charge to crystallise.

5.    Dialog's accounts
      -----------------

5.1   Accounts

      The audited consolidated balance sheet and profit and loss account of Dialog and its subsidiary undertakings (the "Group") for the year ended 31 December 1998 (the "Accounts"):

      (A) were prepared in accordance with the requirements of all relevant statutes and generally accepted accounting principles; and

      (B) show a true and fair view of the state of affairs of the undertakings included in the consolidation as at 31 December 1998 (the "Balance Sheet Date") and of their aggregate profit or loss for the accounting period ending on the Balance Sheet Date.

5.2   Interim Accounts

      The interim statement for the six months ended 30 June 1999 has been properly compiled with all due care and attention and gives a true and fair view of the results of the Group for the six month period ended 30 June 1999.

6.    Dialog's business
      ------------------

6.1   Business since the Balance Sheet Date

      Since the Balance Sheet Date (and save as referred to in the Interim Statement):

      (A) Dialog has in all material respects carried on its business in the ordinary and usual course save for the conclusion of any one or more agreements for the purpose of implementing the disposal described in clause 3.1 or concerning the subscription of new ordinary shares in Dialog by Thomson;

        (B) Dialog has not borrowed or raised any money or taken any form of financial facility;

        (C) no share or loan capital has been issued or agreed to be issued by Dialog other than in the circumstances described in clause 12;

        (D) no distribution of capital or income has been declared, made or paid in respect of any share capital of Dialog and (excluding fluctuations in overdrawn current accounts with bankers) no loan or share capital of Dialog has been repaid in whole or part or has become liable to be repaid in whole or part;

        (E) no member of the Group has acquired or disposed of or agreed to acquire or to dispose of any business or asset which is material for disclosure other than as referred to in sub-paragraph 6.1(A); and

        (F) no member of the Group has incurred any material liability for taxation of whatsoever nature otherwise than in the ordinary course of business save for a possible taxation liability of up to $1.5 million in connection with the transfer of certain intellectual property rights within the Group.

7.      Contracts
        ---------

7.1     Material Contracts

        (A) Dialog is not a party to any agreement, commitment, understanding or arrangement which cannot be fulfilled or performed by it on time and without exceptional expenditure of money or other resource of Dialog (including without limitation) human resource.

        (B) No written notice avoiding, rescinding or terminating, or purporting to avoid, rescind or terminate any material contract has been received or given by Dialog nor, so far as Dialog is aware, has any party to any material contract threatened in writing an intention to give any such notice.

7.2     Business otherwise than at arm's length

        Since the Balance Sheet Date, Dialog has not been and is not now a party of any agreement or arrangement which is not entirely of an arm's length nature.

8.      Future business of Dialog
        -------------------------

        Following the disposal of the Information Services Division, Dialog's business will comprise its four main operating divisions (K-Working, InfoSort, Muscat and Sparza) together with the proposed internet/e-commerce incubator fund).

9.      Intellectual Property Rights
        ----------------------------

        Dialog is the sole legal beneficial owner (free from any encumbrances other than those already granted in respect of its senior secured loan facilities which are to be repaid at Completion) of all intellectual property and other rights relating to the following:

        K-Working, WebTop, InfoSort, Muscat, Office Shopper and Sparza (the "Technology Assets").

        No person has been authorised to make any use whatsoever of any of the Technology Assets save for licences granted to customers in the ordinary course of business and on arm's length terms. No person has any rights in relation to the Technology Assets which affect the ability of Dialog to exploit the Technology Assets as it sees fit. None of the Technology Assets is being used, claimed, applied for, opposed or attached by any person. Dialog has not infringed the intellectual property rights of any other person and is not aware of any infringement of its intellectual property rights.

10.     Compliance with Listing Rules
        -----------------------------

10.1 Dialog has complied in all material respects with the listing rules of the Exchange (the "Listing Rules").

10.2 Without limitation to paragraph 10.1, the documents issued to shareholders by Dialog in connection with the disposal referred to in clause 3.1 (the "ISD Sale") and the issue of New Shares (the "Public Documents") will comply with the Listing Rules and all relevant legal requirements.

10.3 The following warranties relate to the agreements to be entered into for or in connection with the ISD Sale as referred to in the Public Documents (the "ISD Documents"):-

        (A) the ISD Documents will be valid and binding obligations of the parties in accordance with their terms;

        (B) the ISD Documents will provide for payment of the full amount of the consideration payable for the ISD Division in cash at completion of the sale ("ISD Completion");

        (C) there are no conditions to ISD Completion other than consents from its shareholders, its bankers and the holders of its high-yield bonds;

        (D) the ISD Documents are on arm's length terms and there are no other material agreements, arrangements or understandings between any of the parties to the ISD Documents not described in the Public Documents;

        (E) Dialog is not aware of any fact or circumstances which will or are likely to give rise to any breach of the ISD Documents or to any obligation by Dialog to make any payments to Thomson under the ISD Documents; and

        (F) no provision of the ISD Documents will prevent the Group from carrying on and developing its business as it sees fit subject only to any restriction on the Group competing with the business of the Information Services Division as carried on at or before ISD Completion.

                                      10